Exhibit 99.1

Contact: Robert M. Doyle
Phone: (516) 349-8555

COINMACH SERVICE CORP. FILES REGISTRATION STATEMENT
FOR PROPOSED INITIAL PUBLIC OFFERING OF
INCOME DEPOSIT SECURITIES

     Plainview, N.Y. (April 13, 2004) — Coinmach Corporation (the “Company”) announced today that Coinmach Service Corp. (“CSC”) filed a registration statement with the Securities and Exchange Commission for an initial public offering of Income Deposit Securities (“IDSs”) and the shares of class A common stock and senior secured notes underlying such IDSs. The registration statement also relates to a separate offering of senior secured notes having the same terms as the senior secured notes underlying the IDSs. CSC, a newly-formed company, will become the indirect parent of the Company upon consummation of the offerings and related transactions.

     In connection with these offerings, CSC expects to (i) redeem a portion of the outstanding 9% senior notes due 2010 of the Company, (ii) repay a portion of the outstanding indebtedness under the Company’s existing credit facility and (iii) redeem a portion of the outstanding preferred stock of Coinmach Laundry Corporation, which upon completion of these offerings will be CSC’s direct wholly-owned subsidiary.

     Merrill Lynch & Co. will be the underwriter for these offerings and related transactions. A preliminary prospectus for these offerings and related transactions is not currently available. When available, interested persons may obtain a copy of the preliminary prospectus from Merrill Lynch & Co., 4 World Financial Center, New York, NY 10080.

     A registration statement relating to these securities has been filed with the Securities and Exchange Commission, but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

     The Company is the leading supplier of outsourced laundry equipment services for multi-family housing properties in North America. The Company’s core business involves leasing laundry rooms from building owners and property management companies, installing and servicing laundry equipment, collecting revenues generated from laundry machines, and operating retail laundromats. At December 31, 2003, the Company’s core business operated approximately 664,000 washers and dryers in 153,000 leased laundry rooms in approximately 70,000 locations throughout the United States.